Exhibit 99.1
Earnings Release

CubeSmart Reports Second Quarter 2023 Results

MALVERN, PA -- (Globe Newswire) – August 3, 2023 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2023.

“Following two years of record sector performance, 2023 has been a year of inconsistent trends as operating fundamentals adjust to the evolving macro environment,” commented President and Chief Executive Officer Christopher P. Marr. “Overall, New York City and other urban markets have seen more stable performance with solid results across key metrics while demand in markets throughout the Sun Belt has normalized off post-pandemic highs. Occupancy trends have typified the inconsistent environment as we saw same-store portfolio occupancy grow in July to 92.9% following a slower June, ending the month 140 basis points behind 2022.”

Key Highlights for the Second Quarter

●	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.43.
●	Reported funds from operations (“FFO”) per share of $0.66.
●	Increased same-store (593 stores) net operating income (“NOI”) 5.0% year over year, driven by 4.6% revenue growth and a 3.6% increase in property operating expenses.
●	Averaged same-store occupancy of 92.7% during the quarter and ended the quarter at 92.7%.
●	Added 58 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 727.

Financial Results

Net income attributable to the Company’s common shareholders was $97.9 million for the second quarter of 2023, compared with $58.4 million for the second quarter of 2022. A significant driver of the year over year increase was decreased amortization of in-place lease intangibles related to stores acquired in 2021. EPS attributable to the Company’s common shareholders was $0.43 for the second quarter of 2023, compared with $0.26 for the same period last year.

FFO, as adjusted, was $149.5 million for the second quarter of 2023, compared with $140.2 million for the second quarter of 2022. FFO per share, as adjusted, increased 6.5% to $0.66 for the second quarter of 2023, compared with $0.62 for the same period last year.

Investment Activity

Development Activity

The Company has agreements with developers for the construction of self-storage properties in high-barrier-to-entry locations. As of June 30, 2023, the Company had three joint venture development properties under construction. The Company anticipates investing a total of $75.2 million related to these projects and had invested $33.4 million of that total as of June 30, 2023. The stores are located in New Jersey (1) and New York (2) and are expected to open at various times between the first and fourth quarters of 2024.

SECOND QUARTER 2023	PAGE 1

Earnings Release

Third-Party Management

As of June 30, 2023, the Company’s third-party management platform included 727 stores totaling 48.0 million rentable square feet. During the three and six months ended June 30, 2023, the Company added 58 stores and 83 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at June 30, 2023 included 593 stores containing 42.4 million rentable square feet, or approximately 96.2% of the aggregate rentable square feet of the Company’s 611 consolidated stores. These same-store properties represented approximately 97.3% of property NOI for the three months ended June 30, 2023.

Same-store physical occupancy as of June 30, 2023 and 2022 was 92.7% and 94.4%, respectively. Same-store revenues for the second quarter of 2023 increased 4.6% and same-store operating expenses increased 3.6% from the same quarter in 2022. Same-store NOI increased 5.0% from the second quarter of 2022 to the second quarter of 2023.

Operating Results

As of June 30, 2023, the Company’s total consolidated portfolio included 611 stores containing 44.1 million rentable square feet and had physical occupancy of 92.0%.

Revenues increased $12.1 million and property operating expenses increased $1.3 million in the second quarter of 2023, as compared to the same period in 2022. Increases in revenues were primarily attributable to increased rental rates on our same-store portfolio. Increases in property operating expenses were primarily attributable to increases in expenses from same-store properties primarily related to advertising costs and property insurance premiums.

Interest expense increased from $23.1 million during the three months ended June 30, 2022 to $23.5 million during the three months ended June 30, 2023, an increase of $0.4 million. The increase was attributable to higher interest rates during the 2023 period compared to the 2022 period, partially offset by a decrease in the average outstanding debt balance. The weighted average effective interest rate on our outstanding debt increased to 3.05% for the three months ended June 30, 2023 compared to 2.91% during the three months ended June 30, 2022. The average outstanding debt balance decreased to $3.04 billion during the three months ended June 30, 2023 as compared to $3.16 billion during the three months ended June 30, 2022.

Financing Activity

During the three months ended June 30, 2023, the Company did not sell any common shares of beneficial interest through its at-the-market ("ATM") equity program. As of June 30, 2023, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On May 16, 2023, the Company declared a quarterly dividend of $0.49 per common share. The dividend was paid on July 17, 2023 to common shareholders of record on July 3, 2023.

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Earnings Release

2023 Financial Outlook

“We have remained disciplined in our investment approach as few transactions in the market have met both our quality standards and our return thresholds. As fundamentals have become more challenging for smaller operators, many of them are choosing the CubeSmart operating platform to maximize performance of their assets, creating a robust pipeline for growth in our third-party management business,” commented Chief Financial Officer Tim Martin. “With the busy rental season coming to an end, pricing to new customers has been on the more conservative end of our expectations, leading us to tighten the high end of our guidance ranges to best reflect current market conditions.”

The Company estimates that its fully diluted earnings per share for the year will be between $1.77 and $1.81 (previously $1.77 to $1.84), and that its fully diluted FFO per share, as adjusted, for 2023 will be between $2.64 and $2.68 (previously $2.64 to $2.71). Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance. For 2023, the same-store pool consists of 593 properties totaling 42.4 million rentable square feet.

(1)	Prior guidance as included in our first quarter earnings release dated April 27, 2023.

SECOND QUARTER 2023	PAGE 3

Earnings Release

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, August 4, 2023 to discuss financial results for the three months ended June 30, 2023.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.cubesmart.com. Telephone participants may join on the day of the call by dialing 1-888-886-7786 and using access code 08844301.

After the live webcast, the call will remain available on CubeSmart’s website for 15 days. In addition, a telephonic replay of the call will be available through August 18, 2023 by dialing 1-877-674-7070 using conference number 844301.

Supplemental operating and financial data as of June 30, 2023 is available in the Investor Relations section of the Company’s corporate website.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. The Company's self-storage properties are designed to offer affordable, easily accessible and, in most locations, climate-controlled storage space for residential and commercial customers. According to the 2023 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

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Earnings Release

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loss on early extinguishment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): equity in earnings of real estate ventures, gains from sales of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income. NOI is a measure of performance that is not calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

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Earnings Release

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

These risks include, but are not limited to, the following:

●	adverse changes in economic conditions in the real estate industry and in the markets in which we own and operate self-storage properties;
●	the effect of competition from existing and new self-storage properties and operators on our ability to maintain or raise occupancy and rental rates;
●	the failure to execute our business plan;
●	adverse impacts from the COVID-19 pandemic, other pandemics, quarantines and stay at home orders, including the impact on our ability to operate our self-storage properties, the demand for self-storage, rental rates and fees and rent collection levels;
●	reduced availability and increased costs of external sources of capital;
●	increases in interest rates and operating costs;
●	financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future debt;
●	counterparty non-performance related to the use of derivative financial instruments;
●	risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;
●	the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;
●	increases in taxes, fees and assessments from state and local jurisdictions;
●	the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;
●	reductions in asset valuations and related impairment charges;
●	cyber security breaches, cyber or ransomware attacks or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships or result in fraudulent payments;
●	changes in real estate, zoning, use and occupancy laws or regulations;
●	risks related to or a consequence of natural disasters or acts of violence, pandemics, active shooters, terrorism, insurrection or war that affect the markets in which we operate;

SECOND QUARTER 2023	PAGE 6

Earnings Release

●	potential environmental and other liabilities;
●	governmental, administrative and executive orders and laws, which could adversely impact our business operations, customer and employee relationships;
●	uninsured or uninsurable losses and the ability to obtain insurance coverage or recovery from insurance against risks and losses;
●	our ability to attract and retain talent in the current labor market;
●	other factors affecting the real estate industry generally or the self-storage industry in particular; and
●	other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Josh Schutzer

Vice President, Finance

(610) 535-5700

SECOND QUARTER 2023	PAGE 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2023	2022
	(unaudited)

ASSETS
Storage properties	$7,323,638	$7,295,778
Less: Accumulated depreciation	(1,333,907)	(1,247,775)
Storage properties, net (including VIE assets of $142,326 and $167,180, respectively)	5,989,731	6,048,003
Cash and cash equivalents	9,220	6,064
Restricted cash	1,925	2,861
Loan procurement costs, net of amortization	4,591	5,182
Investment in real estate ventures, at equity	101,482	105,993
Assets held for sale	2,063	3,745
Other assets, net	172,137	153,982
Total assets	$6,281,149	$6,325,830

LIABILITIES AND EQUITY
Unsecured senior notes, net	$2,774,420	$2,772,350
Revolving credit facility	63,200	60,900
Mortgage loans and notes payable, net	130,070	162,918
Lease liabilities - finance leases	65,727	65,758
Accounts payable, accrued expenses and other liabilities	214,733	213,297
Distributions payable	111,280	111,190
Deferred revenue	40,245	38,757
Security deposits	1,086	1,087
Liabilities held for sale	1,402	1,773
Total liabilities	3,402,163	3,428,030

Noncontrolling interests in the Operating Partnership	63,352	57,419

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 224,797,239 and 224,603,462 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	2,248	2,246
Additional paid-in capital	4,132,621	4,125,478
Accumulated other comprehensive loss	(451)	(491)
Accumulated deficit	(1,333,148)	(1,301,030)
Total CubeSmart shareholders’ equity	2,801,270	2,826,203
Noncontrolling interests in subsidiaries	14,364	14,178
Total equity	2,815,634	2,840,381
Total liabilities and equity	$6,281,149	$6,325,830

SECOND QUARTER 2023	PAGE 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

REVENUES
Rental income	$225,910	$216,133	$449,494	$424,504
Other property related income	25,760	23,861	50,144	46,141
Property management fee income	9,135	8,670	17,695	16,584
Total revenues	260,805	248,664	517,333	487,229
OPERATING EXPENSES
Property operating expenses	74,821	73,472	145,948	144,039
Depreciation and amortization	50,358	79,046	100,687	161,603
General and administrative	14,325	13,725	28,999	28,250
Total operating expenses	139,504	166,243	275,634	333,892
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(23,544)	(23,055)	(47,235)	(45,879)
Loan procurement amortization expense	(1,041)	(959)	(2,081)	(1,916)
Equity in earnings of real estate ventures	790	680	3,341	974
Other	777	(493)	501	(9,656)
Total other expense	(23,018)	(23,827)	(45,474)	(56,477)
NET INCOME	98,283	58,594	196,225	96,860
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(616)	(379)	(1,230)	(671)
Noncontrolling interest in subsidiaries	212	143	450	324
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$97,879	$58,358	$195,445	$96,513

Basic earnings per share attributable to common shareholders	$0.43	$0.26	$0.87	$0.43
Diluted earnings per share attributable to common shareholders	$0.43	$0.26	$0.86	$0.43

Weighted average basic shares outstanding	225,388	224,960	225,342	224,812
Weighted average diluted shares outstanding	226,275	225,895	226,238	225,820

SECOND QUARTER 2023	PAGE 9

Same-Store Facility Results (593 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2023	2022	Change	2023	2022	Change

REVENUES
Rental income	$219,122	$210,423	4.1%	$436,504	$414,608	5.3%
Other property related income	9,969	8,634	15.5%	19,320	16,618	16.3%
Total revenues	229,091	219,057	4.6%	455,824	431,226	5.7%

OPERATING EXPENSES
Property taxes (1)	24,375	24,022	1.5%	49,063	47,842	2.6%
Personnel expense	13,304	13,822	(3.7)%	26,441	27,589	(4.2)%
Advertising	6,569	5,396	21.7%	9,911	8,439	17.4%
Repair and maintenance	2,555	2,493	2.5%	4,900	4,513	8.6%
Utilities	5,147	5,062	1.7%	10,926	10,983	(0.5)%
Property insurance	2,609	2,022	29.0%	4,745	3,935	20.6%
Other expenses	8,777	8,315	5.6%	17,424	17,299	0.7%

Total operating expenses	63,336	61,132	3.6%	123,410	120,600	2.3%

Net operating income (2)	$165,755	$157,925	5.0%	$332,414	$310,626	7.0%

Gross margin	72.4%	72.1%		72.9%	72.0%

Period end occupancy	92.7%	94.4%		92.7%	94.4%

Period average occupancy	92.7%	94.2%		92.1%	93.6%

Total rentable square feet	42,398			42,398

Realized annual rent per occupied square foot (3)	$22.30	$21.07	5.8%	$22.35	$20.89	7.0%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (2)	$165,755	$157,925		$332,414	$310,626
Non same-store net operating income (2)	4,601	4,039		9,210	6,550
Indirect property overhead (4)	15,628	13,228		29,761	26,014
Depreciation and amortization	(50,358)	(79,046)		(100,687)	(161,603)
General and administrative expense	(14,325)	(13,725)		(28,999)	(28,250)
Interest expense on loans	(23,544)	(23,055)		(47,235)	(45,879)
Loan procurement amortization expense	(1,041)	(959)		(2,081)	(1,916)
Equity in earnings of real estate ventures	790	680		3,341	974
Other	777	(493)		501	(9,656)

Net income	$98,283	$58,594		$196,225	$96,860

(1)	For comparability purposes, current year amounts related to the expiration of certain real estate tax abatements have been excluded from the same-store portfolio results ($164k and $329k for the three and six months ended June 30, 2023, respectively).
(2)	Net operating income (“NOI”) is a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(3)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(4)	Includes property management income earned in conjunction with managed properties.

SECOND QUARTER 2023	PAGE 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income attributable to the Company's common shareholders	$97,879	$58,358	$195,445	$96,513

Add (deduct):
Real estate depreciation and amortization:
Real property	48,898	77,989	97,814	159,492
Company's share of unconsolidated real estate ventures	2,115	2,368	4,249	4,906
Gains from sales of real estate, net (1)	—	—	(1,713)	—
Noncontrolling interests in the Operating Partnership	616	379	1,230	671

FFO attributable to common shareholders and OP unitholders	$149,508	$139,094	$297,025	$261,582

Add:
Transaction-related expenses (2)	—	1,138	—	10,546

FFO, as adjusted, attributable to common shareholders and OP unitholders	$149,508	$140,232	$297,025	$272,128

Earnings per share attributable to common shareholders - basic	$0.43	$0.26	$0.87	$0.43
Earnings per share attributable to common shareholders - diluted	$0.43	$0.26	$0.86	$0.43
FFO per share and unit - fully diluted	$0.66	$0.61	$1.30	$1.15
FFO, as adjusted per share and unit - fully diluted	$0.66	$0.62	$1.30	$1.20

Weighted average basic shares outstanding	225,388	224,960	225,342	224,812
Weighted average diluted shares outstanding	226,275	225,895	226,238	225,820
Weighted average diluted shares and units outstanding	227,694	227,355	227,659	227,408

Dividend per common share and unit	$0.49	$0.43	$0.98	$0.86
Payout ratio of FFO, as adjusted	74.2%	69.4%	75.4%	71.7%

(1)	Represents distributions made to the Company in excess of its investment in the 191 IV CUBE Southeast LLC ("HVPSE") unconsolidated real estate venture. HVPSE sold all 14 of its properties on August 30, 2022. The distributions during the six months ended June 30, 2023 relate to proceeds that were held back at the time of the sale. This gain is included in the Company's share of equity in earnings of real estate ventures.

(2)	For the three months ended June 30, 2022, transaction-related expenses represent severance expenses. For the six months ended June 30, 2022, transaction-related expenses include severance expenses ($10.3 million) and other transaction expenses ($0.2 million). Prior to our acquisition of LAACO, Ltd. on December 9, 2021, the predecessor company entered into severance agreements with certain employees, including members of their executive team. These costs were known to us and the assumption of the obligation to make these payments post-closing was contemplated in our net consideration paid in the transaction. In accordance with GAAP, and based on the specific details of the arrangements with the employees prior to closing, these costs are considered post-combination compensation expenses. Transaction-related expenses are included in the component of other income (expense) designated as Other.

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